United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 3, 2008

Prospect Medical Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

10780 Santa Monica Blvd., Suite 400
Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 943-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

As previously reported by Form 8-K filed on April 30, 2008, on April 24, 2008, Prospect Medical Holdings, Inc. (the “Company”), a Delaware corporation and Prospect Medical Group, Inc. (“Prospect Medical Group”), a California professional corporation affiliated with the Company (collectively, the “Prospect Parties”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), with Greater Midwest, a Nevada corporation (“Greater Midwest”), Sierra Medical Group Holding Company, Inc., a California professional corporation (“Heritage PC”) and Richard Merkin, M.D. (“Shareholder”), as the owner of 100% of the issued and outstanding stock of Greater Midwest and Heritage PC (collectively, the “Heritage Parties”).

The Stock Purchase Agreement provides for the sale by the Company to Greater Midwest of all of the outstanding stock of Sierra Medical Management, Inc. (“SMM”), a Delaware corporation, and for the sale by Prospect Medical Group to Heritage PC of all of the outstanding shares of certain California professional corporations, each of which is an independent practice association or medical group to which SMM provides management and administrative services under long-term management agreements (collectively, with SMM, the “AV Entities”).  The Stock Purchase Agreement also provides for the Prospect Parties to enter into a non-competition agreement in the Antelope Valley region of Los Angeles County for the benefit of the Heritage Parties.

On July 3, 2008 the parties to the Stock Purchase Agreement entered into a First Amendment to Stock Purchase Agreement (the “First Amendment”) whereby the provisions of the Stock Purchase Agreement were amended in certain respects, including revisions to the consideration payable by the Heritage Parties to the Prospect Parties.

Pursuant to the Stock Purchase Agreement, as amended by the First Amendment, the Prospect Parties will receive the following consideration from the Heritage Parties:

1)             $1,000,000 in cash prior to closing in the form of non-refundable deposits; plus

2)             $5,000,000 in cash payable at closing; plus (or minus, depending on whether the amounts are positive or negative in A and B below)

A)           An amount (“Balance Sheet Adjustment Amount”) equal to (x) $2,000,000, less (y) the difference between the aggregate current liabilities of the AV Entities (as defined) as of the closing date and the aggregate current assets of the AV Entities (as defined) as of the closing date.  The Balance Sheet Adjustment Amount will be payable approximately sixty days following the closing date; and

B)            An amount (“IBNR Adjustment Amount”) equal to the difference between (x) the IBNR reserve set forth on the closing date balance sheet of the AV Entities and (y) IBNR claims paid on or after the closing date by the AV Entities for dates of service prior to the closing date.  The IBNR Adjustment Amount will be payable approximately two years following the closing date.

The First Amendment provides for a further conditional adjustment to the purchase price, payable approximately sixty days following the closing date (the “Enrollment Reconciliation”), if, as of July 31, 2008, the number of commercial enrollees or senior enrollees of the AV Entities has either increased or decreased by more than 5% as compared to the AV Entities’ May 2008 enrollment figures.  In the case of a greater than 5% increase, the purchase price will be adjusted upwards, if a greater than 5% decrease, the purchase price will be adjusted downwards, with the adjustment amount calculated, in both cases, using a formula based on the enrollment increase or decrease in each category in excess of 5%.

In a Form 8-K filed by the Company on May 21, 2008, the Company reported that the participating lenders under the Company’s $155 million senior secured credit facility had consented to the sale of the AV Entities, subject to meeting certain conditions, including the condition that 100% of the net cash proceeds of the transaction, totaling at least $7 million, be applied toward the prepayment of the term loans under the Company’s first lien credit agreement.  The Company has confirmed with the lenders that the lesser estimated amount of net cash proceeds which the Company now expects to receive from the transaction, after giving effect to the revisions resulting from the First Amendment, would be satisfactory for purposes of this consent.

Except as expressly modified herein, the information provided in the Form 8-K filed on April 30, 2008, as referenced above, is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prospect Medical Holdings, Inc.

	By:	/s/ ELLEN J. SHIN
Ellen J. Shin, Secretary

Dated: July 3, 2008